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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

SangStat Medical Corporation:

     We consent to the use in this Registration Statement of SangStat Medical Corporation on Form S-3 of our report dated January 29, 1996 appearing and incorporated by reference in the Prospectus, which is a part of this Registration Statement and to the incorporation by reference of our report dated March 27, 1996 relating to the financial statement schedule appearing in the Annual Report on Form 10-K of SangStat Medical Corporation for the year ended December 31, 1995. We also consent to the references to us under the headings of "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
San Jose, California
January 23, 1997